UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2006

Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders (the "Meeting") of Brown & Brown, Inc. (the "Company"), which will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida, on Wednesday, May 10, 2006, at 9:00 a.m. (ET).

     The notice of meeting and proxy statement on the following pages cover the formal business of the Meeting. Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Meeting and vote in person, you will, of course, have that opportunity.

     Your continuing interest in the business of the Company is gratefully acknowledged. We hope many shareholders will attend the Meeting.

Sincerely,

J. Hyatt Brown
Chairman of the Board and
Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue Daytona Beach, Florida 32114	3101 West Martin Luther King Jr. Boulevard Suite 400 Tampa, Florida 33607

__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2006

The Annual Meeting of Shareholders (the "Meeting") of Brown & Brown, Inc. (the "Company") will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida, on Wednesday, May 10, 2006, at 9:00 a.m. (ET), for the following purposes:

1.    To elect ten (10) nominees to the Company's Board of Directors; and

2.    To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

For your convenience, we are also offering an audio webcast of the Meeting. If you choose to listen to the webcast, please visit the "Investor Relations" section of our website (www.bbinsurance.com), and select “Conference Calls” shortly before the meeting time and follow the instructions provided. If you miss the Meeting, you may listen to a replay of the webcast on our site beginning the afternoon of May 10, 2006 and continuing for 30 days thereafter.

Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not they intend to be present at the Meeting.

By Order of the Board of Directors

Laurel L. Grammig
Secretary

Tampa, Florida March 31, 2006

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

This Proxy Statement is first being sent to shareholders on or about March 31, 2006 in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc., to be voted at the Annual Meeting of Shareholders to be held in Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. (ET) on Wednesday, May 10, 2006, and at any adjournment thereof (the "Meeting"). The close of business on March 10, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding 139,397,938 shares of $.10 par value common stock, entitled to one vote per share.

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting. If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors. The Board of Directors recommends a vote FOR the election of the directors. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If you hold your shares in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your bank or broker. Under the rules of the New York Stock Exchange, your broker is permitted to vote your shares on the proposal concerning the election of directors even if your broker has not been given specific voting instructions as to this matter.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Secretary; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, American Stock Transfer & Trust Company, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

The ten nominees for election as directors who receive the highest number of "FOR" votes will be elected as directors. This number is a plurality. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect directors. Broker non-votes will be treated as shares entitled to vote but not as votes cast.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. Also, The Altman Group, Inc. may solicit proxies on our behalf at an approximate cost of $4,000, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, messenger, or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all of the costs of solicitation of proxies.

Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 3101 West Martin Luther King Jr. Boulevard, Ste. 400, Tampa, Florida 33607 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 10, 2006, information as to our common stock beneficially owned by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) all of our directors and executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)(3)(4)	PERCENT OF TOTAL

J. Hyatt Brown(5)	21,617,508	15.51%
Samuel P. Bell, III	19,107	*
Hugh M. Brown	3,107	*
Bradley Currey, Jr.	293,307	*
Jim W. Henderson(6)	1,617,074	1.15%
Theodore J. Hoepner	17,107	*
David H. Hughes	55,107	*
John R. Riedman	47,753	*
Jan E. Smith(7)	31,907	*
Chilton D. Varner	12,607	*
Kenneth D. Kirk(8)	1,255,386	*
Thomas E. Riley(9)	511,266	*
C. Roy Bridges	343,236	*
All directors and executive
officers as a group (22 persons)	29,015,600	20.63%
Ruane, Cunniff & Goldfarb, Inc.(10)	12,719,178	9.12%
767 Fifth Ave., Ste. 4701
New York, NY 10153
Select Equity Group, Inc.(11)	7,631,837	5.47%
380 Lafayette St., 6th Floor
New York, NY 10007
_______________
*	Less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission ("SEC") rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. All share amounts, percentages and share values have been adjusted to reflect any applicable stock splits.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of December 31, 2005: Mr. Henderson - 308,526; Mr. Kirk - 226; Mr. Riley - 0; Mr. Bridges - 0; and all directors and officers as a group - 474,178. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under our Stock Performance Plan as of December 31, 2005: Mr. Henderson - 256,310; Mr. Kirk - 251,300; Mr. Riley - 253,460; Mr. Bridges - 217,660; and all directors and officers as a group - 1,945,460. Certain of these Stock Performance Plan shares have voting and dividend rights due to satisfaction of the first condition for vesting, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(4)
Also includes any options exercisable within 60 days of March 10, 2006 granted to directors and officers under our 2000 Incentive Stock Option Plan for Employees (the “Incentive Stock Option Plan”). On April 21, 2000, the indicated number of options were granted to the following persons under the Incentive Stock Option Plan: Mr. Henderson - 478,232; Mr. Kirk - 134,928; Mr. Riley - 253,488; Mr. Bridges - 391,328; all directors and officers as a group - 1,876,712. Of these granted amounts, the indicated number of options were exercisable by the following persons under the Incentive Stock Option Plan as of March 10, 2006: Mr. Henderson - 457,552; Mr. Kirk - 20,680; Mr. Riley - 82,720; Mr. Bridges - 41,360; all directors and officers as a group - 717,032, and the underlying shares are therefore deemed to be beneficially owned. Additionally, the indicated number of options will become exercisable by the following persons on April 21, 2006: Mr. Henderson - 20, 680; Mr. Kirk - 20,680; Mr. Riley - 20, 680; Mr. Bridges - 20, 680; all directors and officers as a group - 139,320, and the underlying shares are therefore deemed to be beneficially owned.  On March 23, 2003, the indicated number of options were granted to the following persons under the Incentive Stock Option Plan: Mr. Henderson - 200,000; Mr. Kirk - 113,400; Mr. Riley - 180,762; Mr. Bridges - 126,016; all directors and officers as a group - 966,404. Of these granted amounts, the indicated number of options were exercisable by the following persons under the Incentive Stock Option Plan as of March 10, 2006: Mr. Henderson - 180,992; Mr. Kirk - 94,392; all directors and officers as a group - 336,376, and the underlying shares are therefore deemed to be beneficially owned.
(5)
All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power. Of these shares, 21,591,328 are held by Ormond Riverside Limited Partnership, of which Swakopmund, Inc., a corporation controlled by Mr. Brown and his spouse as equal shareholders, is the sole general partner.

(6)	Mr. Henderson's ownership includes 358,448 shares held in joint tenancy with Mr. Henderson's spouse, which shares have shared voting and investment power.
(7)	Mr. Smith's ownership includes 12,800 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Kirk's ownership includes 868,108 shares held in a revocable family trust for which Mr. Kirk and his spouse serve as trustees.
(9)	Mr. Riley's ownership includes 3,620 shares owned by his spouse, as to which he disclaims beneficial ownership.
(10)
According to a Schedule 13G filed with the SEC on or around February 14, 2006, these shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb Inc. ("Ruane") as of December 31, 2005, and Ruane disclaims any beneficial interest in such shares. Ruane has advised that it has sole voting power as to 6,865,396 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(11)
According to a Schedule 13G jointly filed with the SEC on or around February 14, 2006, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening have sole investment and voting power with respect to these shares, and no shared voting or investment power as of December 31, 2005.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITIONS	AGE	YEAR FIRST BECAME A DIRECTOR

J. Hyatt Brown	Chairman of the Board and Chief Executive Officer	68	1993
Jim W. Henderson	President, Chief Operating Officer and Director	59	1993
Samuel P. Bell, III	Director	66	1993
Hugh M. Brown	Director	70	2004
Bradley Currey, Jr.	Director	75	1995
Theodore J. Hoepner	Director	64	1994
David H. Hughes	Director	62	1997
John R. Riedman	Director	77	2001
Jan E. Smith	Director	66	1997
Chilton D. Varner	Director	63	2004
Thomas E. Riley	Regional President	50	―
Linda S. Downs	Executive Vice President - Leadership Development	56	—
C. Roy Bridges	Regional Executive Vice President	56	—
J. Powell Brown	Regional Executive Vice President	38	—
Robert F. Iocco	Regional Executive Vice President	41	—
Kenneth D. Kirk	Regional Executive Vice President	45	—
Charles H. Lydecker	Regional Executive Vice President	42	—
J. Scott Penny	Regional Executive Vice President	39	—
Cory T. Walker	Senior Vice President, Chief Financial Officer and Treasurer	48	—
Laurel L. Grammig	Vice President, Secretary and General Counsel	47	—
Richard A. Freebourm	Vice President and Director of Internal Operations	58	—
Thomas M. Donegan, Jr.	Vice President, Assistant Secretary and Assistant General Counsel	35	—

J. Hyatt Brown. Mr. Brown has been our Chief Executive Officer since 1993 and the Chairman of the Board of Directors since 1994. Mr. Brown was our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., International Speedway Corporation, FPL Group, Inc., BellSouth Corporation, and Rock-Tenn Company, each a publicly-held company. He also served as Chairman of the Council of Insurance Agents & Brokers in 2004-2005 and is currently a member of the Board of Insurance Services Office, as well as the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100. Mr. Brown is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association and a past Trustee of the Florida Chamber Foundation. Mr. Brown’s son, J. Powell Brown, is employed by us as a Regional Executive Vice President.

Jim W. Henderson. Mr. Henderson has been our President and Chief Operating Officer since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. He was elected Executive Vice President in 1995, and served as our Senior Vice President from 1993 to 1995. He served as Senior Vice President of our predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989. Mr. Henderson is a member of the Board of Directors of Embry-Riddle Aeronautical University, the School of Business Administration of Stetson University, and the Florida Hurricane Catastrophe Fund. He previously served as Co-Chairman of the Insurance Accounting and Systems Association's Property & Casualty Committee, President of the Central Florida Chapter of Financial Executives International, and as a member of the Board of Directors of United Way of Volusia/Flagler Counties and the Ronald McDonald House.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988. He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, President of the Florida Public Health Foundation and a member of the Board of Directors of the Florida Children’s Home Society. Mr. Bell is a former member of the Florida Elections Commission, and past Chairman of the Florida Legislature's Commission on Local Government II.

Hugh M. Brown. Mr. Brown founded BAMSI, Inc., a full-service engineering and technical services company, in 1978, and served as its Chief Executive Officer until his retirement in 1996. Mr. Brown currently serves as a member of the Board of Directors of SunTrust Bank of Orlando, Blue Cross and Blue Shield of Florida, the Florida Council of 100 and the Florida Council on Economic Education. He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority (now Florida Space Authority) Board of Supervisors. Mr. Brown was named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region, and in 1991, he received the U.S. Small Business Administration's Graduate of the Year Award. He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida.

Bradley Currey, Jr. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a publicly-held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly-traded company, and a member of the Board of Directors of Enzymatic Deinking Technologies, L.L.C. and Fresh Frozen Foods, Inc. Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia. He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Metro Atlanta Chamber of Commerce.

Theodore J. Hoepner. Mr. Hoepner served as Vice Chairman of SunTrust Bank Holding Company from January 1, 2005 until June 30, 2005, when he retired. Mr. Hoepner is the Chairman of the Florida Prepaid College Board, to which he was appointed by the Governor of Florida in 2005. He served as Vice Chairman of SunTrust Banks, Inc., a publicly held company, from 2000 to 2005. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust Banks, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A. He is a past Chairman of the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.

David H. Hughes. Mr. Hughes has served as Chairman of the Board of Hughes Supply, Inc., a publicly-held business-to-business distributor of construction and industrial supplies, since 1986. He will retire from this position effective April 1, 2006. Mr. Hughes served as Chief Executive Officer of Hughes Supply, Inc. from 1974 until May 2003. Mr. Hughes is a member of the Board of Directors of Darden Restaurants, Inc. and SunTrust Banks, Inc., both of which are publicly-held companies. He is a past director of Florida Tax Watch and the Trinity Preparatory School. He is also a member of The Florida Bar, the Florida Council of 100, and the Economic Development Commission of Mid-Florida.

John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. From January 2001 through July 2002, he was employed as Vice Chairman of Brown & Brown of New York, Inc., one of our subsidiaries. Mr. Riedman is a Trustee and the Chairman of the Finance Committee of ViaHealth, a Rochester-based healthcare services network. He serves as President of 657 Corporation (a subsidiary of Rochester Museum & Science Center) and is a past Chairman of the Board of the Rochester Museum & Science Center. He also serves as President of the Monroe County Sheriff's Foundation. He serves on the Board of Directors of High Falls Brewing Company, LLC; Sage, Rutty & Co., Inc., a Rochester-based financial services firm; the New York State Thruway Authority; and the New York State Canal Corporation. Mr. Riedman served as a director and Chairman of the Audit Committee of Fleet Financial Group, a publicly-held company, from 1988 to 1999, and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees. He served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.

Jan E. Smith. Mr. Smith has served as President of Jan Smith and Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the President of Sun West Homes, LLC, manager of Sand Pile, LLC, managing partner of PMG Real Estate Investors, LLP and a Director and President of Travel Associates, Inc. and of Jan Smith and Company. Mr. Smith serves on the Board of Directors of SunTrust Bank/Gulf Coast and the Board of Governors of the Florida Chamber of Commerce, and is also the Chairman of the Campus Board of University of South Florida's Regional Sarasota/Manatee Campus, and a member of the University of South Florida Foundation Board of Trustees. Mr. Smith is a past member of the Board of Directors of GTE of Florida, Inc., a publicly-held company, the Advisory Council of the Federal Reserve Bank of Atlanta, the Board of Directors of the United States Chamber of Commerce, the Board of the National Chamber Litigation Center, the National Advisory Council of the U.S. Small Business Administration, the Board of Directors of the Florida Chamber of Commerce Management, Inc., the Florida Education Governance Reorganization Transition Task Force, the Nominating Council of the Public Service Commission of Florida, the Florida Council on Economic Education, the Manatee County (FL) Independent Insurance Agents Association, managing general partner of River Bend Road, Ltd., and past managing general partner of Ramblers Rest Resort, Ltd. He previously served as a Delegate to the White House Conference on Small Business and to the Small Business National Issues Conference. He is a past Chairman of the Board of Trustees of Manatee Community College in Florida, and of the Manatee County (FL) Chamber of Commerce, and is an inductee of the Tampa Bay Business Hall of Fame.

Chilton D. Varner. Ms. Varner is a partner of the law firm of King & Spalding LLP, in Atlanta, Georgia. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law's Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation's top ten women litigators. With more than 25 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. The author of many books and papers on areas of interest in her practice, she has also served as a member of the faculty of the Trial Academy of the International Association of Defense Counsel and regularly presents at bar association meetings around the country. She has been a trustee of Emory University since 1995 and has served on the Board of Wesley Woods Geriatric Center since 1996 and on the Board of the Atlanta Symphony Orchestra.

Thomas E. Riley. Mr. Riley has been a Regional President since January 2005. He served as one of our Regional Executive Vice Presidents from 2002 to 2005 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1999, Mr. Riley has overseen certain of our profit centers in southeastern Florida, as well as offices of certain of our subsidiaries in Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Virginia. Prior to undertaking his current duties, Mr. Riley served as profit center manager of our Fort Lauderdale, Florida retail office from 1992 to 2001, and as Chief Financial Officer of our predecessor corporation from 1990-91. He is a member of the Hartford Insurance Advisory Council, the St. Paul Insurance Advisory Council, the American Institute of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.

Linda S. Downs. Ms. Downs was promoted to Executive Vice President for Leadership Development in January 2006. She has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Ms. Downs also oversees our National Professional Programs and National Commercial Programs based in Tampa, Florida, as well as Parcel Insurance Plan®, based in St. Louis Missouri, and is responsible for the Company's Benefits and Compensation Departments, Quality Control Division and Security Committees, as well as the new Leadership Recruitment, Recognition and Development team which is responsible for the acculturation and evaluation of current and future leaders. Prior to undertaking her current duties, she founded and served as profit center manager of our Orlando, Florida retail office from 1980 to 1998. Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board and the Downtown (Orlando) Women's Executive Council.

C. Roy Bridges. Mr. Bridges has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1998, Mr. Bridges has overseen certain of our retail profit center operations in northern and western Florida, as well as retail and brokerage profit centers of certain of our subsidiaries in Arkansas, Louisiana, Oklahoma and Texas. Prior to undertaking his current duties, Mr. Bridges served as profit center manager of our Tampa, Florida retail office from 1998 to 2001, and as profit center manager of our Fort Myers, Florida retail office from 1993 to 1998. He was previously the profit center manager of our Brooksville, Florida retail office. He served as 2002 Chairman of the CNA Florida Pacer program, and is a past board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

J. Powell Brown. Mr. Brown has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for certain of our subsidiaries. Mr. Brown oversees certain of our central Florida profit center operations as well as brokerage operations of certain of our subsidiaries located in Florida, Georgia, Illinois, Indiana, Louisiana, New Jersey, North Carolina, Oklahoma, Texas and Washington. From 1998 to 2003, Mr. Brown served as profit center manager of our Orlando, Florida retail office. Prior to that, Mr. Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998. Mr. Brown serves on the Board of Directors of the SunTrust Bank/Central Florida, and previously served as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida and the Bolles School Board of Visitors. Mr. Brown is the son of our Chairman and Chief Executive Officer, J. Hyatt Brown.

Robert F. Iocco. Mr. Iocco was named a Regional Executive Vice President in January 2005. He served as Executive Vice President of Brown & Brown of Lehigh Valley, Inc., and profit center manager of its retail office based in Bethlehem, Pennsylvania, from August 2000 until December 2005, and has served as President of Brown & Brown of Connecticut, Inc., one of our subsidiaries, and profit center manager of its retail office based in Newington, Connecticut, since January 2006. Effective in January 2005, Mr. Iocco assumed oversight responsibilities for offices of certain of our subsidiaries in New York, New Jersey, and Pennsylvania, and effective in January 2006, he assumed additional oversight responsibilities for offices of certain of our subsidiaries in South Carolina and Virginia. Prior to undertaking his current duties, Mr. Iocco headed the Physicians Protector Plan® based in Tampa, Florida from June 1997 to July 2000. Before that time, he worked as a Producer and as Accounting Manager, respectively, in our West Palm Beach, Florida retail office. Mr. Iocco served as Chairman of Selective Insurance Company's Pennsylvania Producer Council in 2002 and 2003. He served as a member of the Insurance Agents and Brokers (Eastern Pennsylvania) MAP Committee in 2003 and 2004.

Kenneth D. Kirk. Mr. Kirk has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1995, Mr. Kirk has overseen retail and brokerage profit center operations of certain of our subsidiaries in Arizona, California, Colorado, New Mexico, Nevada, Texas and Washington. Prior to undertaking his current duties, Mr. Kirk served as profit center manager of the Phoenix, Arizona retail office of Brown & Brown Insurance of Arizona, Inc., one of our subsidiaries, from 1995 to 2000.

Charles H. Lydecker. Mr. Lydecker has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Lydecker oversees certain of our retail profit center operations in northern Florida, and retail profit center operations of certain of our subsidiaries in Georgia and Texas. From January 2000 until 2002, and commencing again in 2004, Mr. Lydecker has served as profit center manager in Daytona Beach, Florida. Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and then as Sales Manager of our Daytona Beach, Florida retail office from 1995 to 2000. Mr. Lydecker is a director of Prime Bank Corp, Florida Hospitals - Memorial Health Systems, Stonewood Holdings, LLC, the Florida Commission on Ethics and the Florida Self-Insurers Guaranty Association, and he served as the 2002 Board Chairman of the United Way of Volusia/Flagler (FL) Counties. He is a member of the Board of Trustees of American University, and a director and past Chairman of Futures Public Education Foundation, the Daytona Beach/Halifax Chamber of Commerce, and the Boy Scouts of America, Halifax District. Mr. Lydecker is also past Chairman of the Florida Housing Finance Corporation and a past president of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

J. Scott Penny. Mr. Penny has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Penny oversees retail and brokerage profit center operations of certain of our subsidiaries in Illinois, Indiana, Kentucky, Ohio, Michigan, Minnesota and Wisconsin. From 1999 until January 2003, Mr. Penny served as profit center manager of the Indianapolis, Indiana retail office of Brown & Brown of Indiana, Inc., one of our subsidiaries. Prior to that, Mr. Penny served as profit center manager of our Jacksonville, Florida retail office from 1997 to 1999. From 1989 to 1997, Mr. Penny was employed as an account executive and marketing representative in our Daytona Beach, Florida office.

Cory T. Walker. Mr. Walker was named Senior Vice President, Treasurer and Chief Financial Officer in April 2004. Prior to that time, he had served as our Vice President, Treasurer and Chief Financial Officer since 2000. Mr. Walker also serves as an executive officer for a number of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. From 1995 to 2000, Mr. Walker served as profit center manager of the Oakland, California office of Brown & Brown of California, Inc., one of our subsidiaries. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

Laurel L. Grammig. Ms. Grammig has been our Vice President, Secretary and General Counsel since 1994 and serves as an executive officer for a number of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Richard A. Freebourn. Mr. Freebourn has been our Director of Internal Operations since 2002, and was elected Vice President in January 2004. From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Manager of Brown & Brown of Indiana, Inc., one of our subsidiaries. Mr. Freebourn has been employed by us since 1984.

Thomas M. Donegan, Jr. Mr. Donegan has been our Vice President, Assistant Secretary and Assistant General Counsel since 2000 and serves as an executive officer for a number of our subsidiaries. Before joining us, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Board and Board Committee Matters

During 2005, our Board of Directors held four regular meetings and four special telephonic meetings. Each incumbent director serving during 2005 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders' Meeting. All members of the Board attended the 2005 Annual Shareholders' Meeting. The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. The executive sessions are presided over by the Chairman of the Nominating/Corporate Governance Committee, Bradley Currey, Jr. The majority of the 10 members of the Board attended accredited director education programs in 2004 or 2005.

The New York Stock Exchange ("NYSE") has adopted listing standards relating to director independence. In addition to requiring that directors satisfy certain "bright line" standards in order to be deemed "independent," as that term is defined in the listing standards for the NYSE, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company's directors have no material relationship with the Company that would impair such directors' independence. To date, the Board has not adopted such categorical standards. Rather, the Board has considered and applied the following in reaching each of its independence determinations: (1) the NYSE "bright line" standards; (2) standards set forth in the Company's Corporate Governance Principles; and (3) the relationships of each of the directors, and such directors' immediate family members, as disclosed in this Proxy Statement, to us. The Board has applied the foregoing standards and considerations to each member of the Board and to such Board members' immediate family members, and has affirmatively determined that the following eight of the ten directors have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, John R. Riedman, Jan E. Smith and Chilton D. Varner.

In the case of Messrs. Hugh Brown, Hughes and Smith, the Board considered the Company’s relationship with SunTrust Banks, Inc. and its subsidiaries ("SunTrust"), and concluded that this relationship is not material based upon the fact that payments made to, and received from, SunTrust total less than 1% of either entity’s total consolidated revenues. In the case of Mr. Bell, the Board’s determination that the Company’s relationship with Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. is not material was based upon the fact that the total amount of fees paid or expected to be paid to that firm by the Company and its subsidiaries in 2005 and 2006, and the total amount reimbursed to a client of that firm for services rendered to that entity in 2005 was in each case significantly less than 1% of either entity’s total revenues. In the case of Mr. Riedman, the Board’s determination that the Company’s relationship with Riedman Corporation, the landlord for offices of one of our subsidiaries in Rochester, New York, is not material was based upon the fact that the rent payable under that lease is less than 5% of Riedman Corporation’s total revenues, and less than 1% of the Company’s total consolidated revenues. For a more detailed discussion related to these relationships, see “Certain Relationships and Related Transactions” and “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the "Investor Relations" section of our website (www.bbinsurance.com), and are available in print to any shareholder who requests a copy from the Corporate Secretary. The current members of the Audit Committee are Jan E. Smith (Chairman), Hugh M. Brown, Bradley Currey, Jr. and David H. Hughes, each of whom is independent as defined within the listing standards for the NYSE. The duties of the Audit Committee, which held four regular meetings during 2005 and one special telephonic meeting, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee includes at least one audit committee financial expert, Bradley Currey, Jr., among its members.

The Compensation Committee currently consists of Samuel P. Bell, III (Chairman), Hugh M. Brown, Bradley Currey, Jr., David H. Hughes, Jan E. Smith and Chilton D. Varner, each of whom is independent, as defined in the listing standards for the NYSE. The Compensation Committee recommends to the Board base salary levels and bonuses for our Chief Executive Officer, and approves the guidelines used to determine salary levels and bonuses for our other executive officers, including the Named Executive Officers. See "Executive Compensation - Board Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our Stock Performance Plan, and our 2000 Incentive Stock Option Plan for Employees. The Compensation Committee held four regular meetings in 2005 and one special telephonic meeting.

The Nominating/Corporate Governance Committee currently consists of Bradley Currey, Jr. (Chairman), Samuel P. Bell, III, Jan E. Smith and Chilton D. Varner, each of whom is independent, as defined in the listing standards for the NYSE. This Committee's duties include duties associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders' Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board. The Nominating/Corporate Governance Committee held four regular meetings in 2005.

The Nominating/Corporate Governance Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals. See "Proposals of Shareholders." Such proposals must contain all information with respect to such proposed candidate as required by the SEC's proxy rules, should address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected. The Nominating/Corporate Governance Committee has not established "minimum qualifications" for director nominees, because it is the view of the Committee that the establishment of rigid "minimum qualifications" might preclude the consideration of otherwise desirable candidates for election to the Board. The Nominating/Corporate Governance Committee will consider proposed candidates identified by non-management directors, the Chief Executive Officer and other executive officers, and shareholders, and will evaluate such candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background, professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company's principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company's competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, Committee meetings and periodic Board "retreats."

The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates. The Company does not pay any third party a fee to assist in the identification or evaluation of candidates, and the Company has not rejected director candidates put forward by a shareholder or group of shareholders who beneficially owned more than five percent of the Company's stock for at least one year prior to the time of the recommendation.

The Nominating/Corporate Governance Committee has nominated those persons named in "Proposal 1 - Election of Directors" below to stand for election to the Board of Directors at the 2006 Annual Shareholders' Meeting.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The full text of the Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers can be found in the "Investor Relations" section of our website (www.bbinsurance.com) and are available in print to any shareholder who requests a copy from the Corporate Secretary.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, or with specified members or committees of our Board, or with non-management directors as a group or with the Presiding Director of the non-management directors, Bradley Currey, Jr., by sending correspondence to our Corporate Secretary at 3101 West Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees. Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board committees.

Compensation of Directors

During 2005, Directors who are not employees of ours were paid $7,500 for each Board meeting attended in person, $2,000 for attendance at the annual Board "retreat," $1,500 for each Board meeting attended by telephone, and $1,500 for each committee meeting attended if such meeting occurs other than in conjunction with regularly scheduled quarterly Board meetings. Directors who are members of a special committee of the Board received a fee of $2,500 for special committee meetings attended in person, and $1,500 for special committee meetings attended by phone. In addition, commencing in 2004, the Chairman of the Audit Committee is paid $4,000 in January of each year for services associated with that office. Commencing in 2006, each of the directors who is not an employee of ours also receives $32,000 worth of shares of our common stock in January of each year as additional compensation for such director's services. Prior to 2006, each of the directors who is not an employee of ours received 500 shares of our common stock in January of each year as additional compensation for such director’s services.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee of ours receives separate compensation for services rendered as a director.

Certain Relationships and Related Transactions

Effective January 1, 2001, we acquired all of the insurance agency business-related assets of Riedman Corporation ("Riedman"), based in Rochester, New York.  Since January 2001, John R. Riedman, Chairman of Riedman Corporation, has served as one of our directors. From January 2001 until August of 2002, he was employed as Vice Chairman of Brown & Brown of New York, one of our subsidiaries.

Riedman is the landlord under a lease agreement with a subsidiary of the Company, as tenant, with respect to office space in Rochester, New York. The lease provides for payment of annual rent of $255,000 for the first three years of a five-year lease term that commenced January 1, 2006, and 3.0% of the total revenues of the Rochester office for the remaining two years of the term. Riedman was previously the landlord under a lease agreement with us for the same office space in Rochester, New York, and in 2005, annual rent of $300,000 was paid pursuant to that lease, which was first effective in January 2001.

J. Powell Brown, who is the son of J. Hyatt Brown, is employed by us as a Regional Executive Vice President and received compensation of $732,209 for services rendered to us in 2005. P. Barrett Brown, who is also the son of J. Hyatt Brown, is employed by Brown & Brown of California, Inc., one of our subsidiaries, as the profit center manager for the Orange, California retail office and received compensation of $168,148 for services rendered to that subsidiary in 2005.

Brian Henderson, who is the son of Jim W. Henderson, is employed by Peachtree Special Risk Brokers, LLC, one of our subsidiaries, as a vice president and profit center manager in Boca Raton, Florida and received compensation of $293,008 for services rendered to that subsidiary in 2005.

Joanne B. Penny, who is the mother of J. Scott Penny, is employed by us as a producer in our Daytona Beach, Florida retail office and received compensation of $203,678 for services rendered in 2005.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, is employed by us as a bond manager in our Daytona Beach, Florida retail office and received compensation of $72,108 for services rendered in 2005.

Until his retirement effective June 30, 2005, Theodore Hoepner served as Vice Chairman of SunTrust Bank Holding Company. J. Hyatt Brown is a director of SunTrust Banks, Inc., an affiliate of SunTrust Bank Holding Company. J. Powell Brown is a member of the Board of the SunTrust Bank/Central Florida. We have a $75 million revolving credit facility and a $25.7 million outstanding term loan balance at December 31, 2005 with SunTrust Banks, Inc., and SunTrust Banks, Inc. also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust Banks, Inc. during 2006 for most of our cash management requirements. Additionally, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., the investment banking subsidiary of SunTrust Banks, Inc., provided services to us in 2004 with respect to the private placement of $200 million of unsecured senior notes, and may provide investment banking services to us from time to time. Trusco Capital Management, Inc., a subsidiary of SunTrust Banks, Inc., managed the outstanding balance on the unsecured senior notes referenced above in 2005. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust Banks, Inc., and a number of our offices provide services with respect to premium financing to another such subsidiary.

For other transactions involving management and us, see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, officers, and persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

 Based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no SEC Form 5s were required to be filed by those persons, we believe that during 2005, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements, except for C. Roy Bridges, who, due to an administrative oversight, was one day late in filing one Form 4 with respect to one transaction, Robert Iocco, who, due to an oversight, failed to list derivative securities granted to him on the Form 3 initially filed when he became an officer, and Richard Freebourn, who was late in filing two Form 4s with respect to two grants of stock made under our Stock Performance Plan (each of the subject transactions has since been reported).

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Chief Executive Officer, and the four other highest paid executive officers in 2005 (the "Named Executive Officers") for services rendered to us in such capacity for each of the three years, as applicable, in the period ended December 31, 2005:

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Securities Underlying Options(#)(2)	All Other Compensation($)(3)

J. Hyatt Brown	2005	$593,844	$1,123,566	―	―	$8,400
Chairman of the Board &	2004	573,762	1,038,394	―	―	6,661
Chief Executive Officer	2003	554,485	1,003,279	―	―	8,000

Jim W. Henderson	2005	$421,858	$997,218	$40,796	―	$8,400
President & Chief	2004	384,164	921,624	33,823	―	8,200
Operating Officer	2003	371,995	890,474	23,060	200,000	8,000

Thomas E. Riley	2005	$344,080	$918,000	$40,619	―	$8,400
Regional President	2004	273,042	850,000	33,780	―	8,200
	2003	264,173	787,000	1,765,417	180,762	8,000

Kenneth D. Kirk	2005	$311,321	$903,489	$421,591	―	$8,400
Regional Executive Vice	2004	301,577	835,000	1,024,744	―	8,200
President	2003	297,801	840,000	22,844	113,400	8,000

C. Roy Bridges	2005	$305,710	$713,129	$34,533	―	$8,400
Regional Executive Vice	2004	295,757	660,000	28,589	―	8,200
President	2003	286,430	612,765	3,616,388	126,016	8,000
__________
(1)
These dollar amounts reflect cash dividends paid to officer-grantees on granted performance stock shares that have met the first condition for vesting pursuant to our Stock Performance Plan and, in the case of Mr. Kirk in 2004 and 2005, and Messrs. Riley and Bridges in 2003, also include the exercise of non-qualified incentive stock options vested pursuant to our Incentive Stock Option Plan. For a description of the number of options granted, the number of options exercised, and the value of such options at December 31, 2005, see "Executive Compensation - Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values," below.

(2)	Amounts shown represent the number of shares underlying options granted in 2003.
(3)	Amounts shown represent our 401(k) plan profit sharing and matching contributions.

Option Grants in 2005

No stock options were granted to the Named Executive Officers in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The closing market price of our stock underlying the stock options granted under our 2000 Incentive Stock Option Plan for Employees was $30.54 per share as of December 31, 2005. The resulting difference between the year-end market price and the adjusted exercise price per share of $4.84 for options granted in 2000 is $25.70 per share, and the adjusted exercise price per share of $15.78 for options granted in 2003 is $14.76 (per share exercise prices are adjusted to reflect the two-for-one common stock splits that become effective November 28, 2005, November 21, 2001 and August 23, 2000, respectively). Therefore, the values at fiscal year-end of unexercised "in-the-money" options granted to the Named Executed Officers are as set forth in the table below:

NAME	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ($)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT DECEMBER 31, 2005 (#)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT DECEMBER 31, 2005 ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Hyatt Brown	—	—	—	—	$—	$—
Jim W. Henderson	—	—	457,552	220,680	11,761,374	3,483,579
Kenneth D. Kirk	20,680	381,339	20,680	134,080	531,579	2,205,363
Thomas E. Riley	—	—	82,720	201,442	2,126,318	3,199,627
C. Roy Bridges	—	—	41,360	146,696	1,063,159	2,391,576

Long-Term Incentive Plans - Awards in Last Fiscal Year

No shares of stock under our Stock Performance Plan were granted to the Named Executive Officers in 2005.

Employment and Deferred Compensation Agreements

Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with us. The agreement provides that Mr. Brown will serve as Chairman of the Board and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three years.

The agreement requires us to make a payment to an escrow account upon a Change of Control (as defined in the agreement). If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of our common stock between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

As defined in the agreement, a "Change of Control" includes the acquisition by certain parties of 30% or more of our outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by our shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of our assets. The "Adverse Consequences" described above generally involve our breach of the agreement, a change in the terms of Mr. Brown's employment, a reduction in our dividend policy, or a diminution in Mr. Brown's role or responsibilities.

We entered into the agreement with Mr. Brown after determining that it was in our best interests and our shareholders' best interests to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing our strategic objectives. We also recognized that, unlike our other key personnel who participate in our Stock Performance Plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control. The same is true of the subsequently adopted 2000 Incentive Stock Option Plan for Employees. Brown & Brown or Mr. Brown may terminate his employment at any time with 30 days' notice.

Jim W. Henderson, Thomas E. Riley, Linda S. Downs, C. Roy Bridges, J. Powell Brown, Robert F. Iocco, Kenneth D. Kirk, Charles H. Lydecker, J. Scott Penny, Cory T. Walker, Laurel L. Grammig Richard A. Freebourn and Thomas M. Donegan, Jr. have each entered into standard employment agreements with us. These agreements may be terminated by either party (in the case of Ms. Downs and Messrs. Henderson and Kirk, upon 30 days' advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Ms. Downs and Messrs. Henderson, Powell Brown, Kirk, and Riley), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave employment with us.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2005 were Samuel P. Bell, III (Chairman), Hugh M. Brown, Bradley Currey, Jr., David H. Hughes, Jan E. Smith and Chilton D. Varner.

Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and served as Of Counsel to the law firm of Cobb, Cole & Bell (now Cobb & Cole, P.A.) until August 2002. In 2005, we retained the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar and we expect to pay approximately $75,000 in fees and costs with respect to a matter that we expect will be concluded in 2006. Earlier in 2005, we agreed to reimburse fees and costs of up to $50,000 paid to this law firm for services performed on behalf of one of our business partners with respect to a matter that was concluded in 2005.

David H. Hughes is a director of SunTrust Banks, Inc. Jan E. Smith is a director of SunTrust Bank/Gulf Coast and Hugh M. Brown is a director of SunTrust Bank of Orlando. We have a $75 million revolving credit facility and a $25.7 million outstanding term loan balance at December 31, 2005 with SunTrust Banks, Inc., an affiliate of SunTrust Bank Holding Company. SunTrust Banks, Inc. also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust Banks, Inc. during 2006 for most of our cash management requirements. Additionally, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., the investment banking subsidiary of SunTrust Banks, Inc., provided services to us in 2004 with respect to the private placement of $200 million of unsecured senior notes, and may provide investment banking services to us from time to time. Trusco Capital Management, Inc., a subsidiary of SunTrust Banks, Inc., managed the outstanding balance on the unsecured senior notes referenced above in 2005.

Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust Banks, Inc., and a number of our offices provide services with respect to premium financing to another such subsidiary.

For other transactions involving management and us, see "Certain Relationships and Related Transactions."

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The principal recurring responsibilities of the Committee are (1) to annually evaluate the performance of the Chief Executive Officer in light of relevant corporate goals and objectives and set the compensation level of the Chief Executive Officer based on this evaluation; (2) make recommendations to the Board with respect to the Company’s existing and proposed incentive compensation plans and equity-based plans and oversees the administration of these plans; and (3) make recommendations to the Board on the non-employee directors’ compensation. The Compensation Committee consists of independent, non-employee Directors, who are appointed by the Board of Directors. The Compensation Committee operates pursuant to a charter, which can be found in the “Investor Relations” section of the Company’s website at www.bbinsurance.com.

The Company's overall compensation philosophy is as follows:

•	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

•	Reinforce strategic performance objectives through the use of incentive compensation programs; and

•	Create a mutuality of interest between the executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making.

Base Compensation. Salary levels for the executive officers other than the Chief Executive Officer, including the Named Executive Officers, are recommended by the Chief Executive Officer, and reviewed by the Compensation Committee during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary. Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

Annual Bonuses. The bonuses for the executive officers other than the Chief Executive Officer, including the Named Executive Officers, are recommended by the Chief Executive Officer and reviewed by the Compensation Committee based primarily on objective criteria, such as the earnings growth of the Company as a whole and/or the performance of the offices for which such executive officer is responsible, as well as a subjective analysis of the officer's duties and performance.

Bonuses for managers of the Company's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center based upon a pre-determined formula. For 2005, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 8% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%. Other divisions of the Company have similar objective measures of bonus potential based on achievement of targeted operating profit goals.

Long-Term Compensation. The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations. Grants of performance stock were made in 2005 to certain executive and non-executive employees of the Company other than the Named Executive Officers. In addition, the Committee may grant stock options to officers and other key employees. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, the Compensation Committee annually sets these amounts by reference to the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company's earnings per share and net income, as well as the continuing growth of the Company's business. The Committee also considers the annual Board evaluations of the performance of the Chief Executive Officer, and the salary levels of chief executive officers in companies competitive with the Company and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared with the Company. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors (excluding Mr. Hyatt Brown) and responds to questions, if any.

The $1,123,566 bonus recommended by the Compensation Committee and approved by the Board (excluding Mr. Hyatt Brown) reflects the increase of more than 16.1% in the Company's earnings per share over 2004.

Policy on Tax Deductibility. The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the Named Executive Officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Our general policy is to preserve the tax deductibility of compensation paid to our Chief Executive Officer and the Named Executive Officers. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE

Samuel P. Bell, III (Chairman)
Hugh M. Brown
Bradley Currey, Jr.
David H. Hughes
Jan E. Smith
Chilton D. Varner

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company's Board of Directors on June 14, 2000, as amended effective January 21, 2004. A copy of the Audit Committee Charter is posted on the Company’s website (www.bbinsurance.com).

Each member of the Audit Committee qualifies as "independent" (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the NYSE, as currently in effect).

With respect to the fiscal year ended December 31, 2005, the Audit Committee:

(1)    has reviewed and discussed the Company's audited financial statements with management and the independent auditor;

(2)    has discussed with the independent auditor of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

(3)    has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors' independence.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted accounting standards or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America.

Based on the review and discussions with management and the independent auditors referenced above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan E. Smith (Chairman)
Hugh M. Brown
Bradley Currey, Jr.
David H. Hughes

INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2004 and 2005:

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2005 and 2004 were $756,586 and $1,061,511 respectively.

Audit-Related Fees

The aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2005 and 2004 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported above under the caption "Audit Fees" totaled $11,181 and $10,538, respectively. The fees in this category consisted of performance of an audit and registration statement filing relating to our 401(k) benefit plan in each of these fiscal years.

Tax Fees

For 2004, aggregate fees of $15,750 were billed to us by Deloitte & Touche LLP for the review of our consolidated federal income tax return and certain state income tax returns for the year ended December 31, 2003. No fees in this category were billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2004 and 2005.

All Other Fees

No fees in this category were billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2004 and 2005.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor pursuant to the Audit Committee's pre-approval policies and procedures in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee requires that any proposed engagement of the independent auditor to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent auditor must be considered and approved in advance by the Audit Committee, except that the Audit Committee has authorized management to engage the independent auditor to perform services which, in management's judgment, the independent auditor is best qualified to perform, so long as any such engagements (a) do not involve services identified by the SEC as prohibited non-audit services; (b) involve no more than $50,000 in the aggregate on an annual basis; and (c) are subject to ratification by the Audit Committee following full disclosure of the nature and extent of the engagement at its next regularly scheduled quarterly meeting. Any proposed services exceeding the referenced pre-approved cost level require specific pre-approval by the Audit Committee.

PERFORMANCE GRAPH

The following graph is a comparison of five-year cumulative total stockholder returns for our common stock as compared with the cumulative total stockholder return for the Standard & Poor's 500 Index, and a group of peer insurance broker and agency companies (Aon Corporation, Arthur J. Gallagher & Co., Hilb, Rogal and Hobbs Company, and Marsh & McLennan Companies, Inc.) The returns of each company have been weighted according to such companies’ respective stock market capitalizations as of December 31, 2000 for the purposes of arriving at a peer group average. The total return calculations are based upon an assumed $100 investment on December 31, 2000, with all dividends reinvested.

	2000	2001	2002	2003	2004	2005
Brown & Brown, Inc.	100.00	156.91	186.75	189.81	254.01	356.18
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55
Peer Group of Insurance Agents and Brokers	100.00	97.67	80.38	87.55	71.39	78.53

We caution that the stock price performance shown in the graph should not be considered indicative of potential future stock price performance.

PROPOSAL 1 - ELECTION OF DIRECTORS

The ten nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, David H. Hughes, John R. Riedman, Jan E. Smith and Chilton D. Varner. Information concerning each of the nominees is set forth under the caption "Management - Directors and Executive Officers." All nominees are now members of the Board of Directors. Nomination of all nominees is for a one-year term until the next Annual Meeting of Shareholders.

Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled. All nominees have consented to being named in the proxy statement and have agreed to serve if elected. If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us no later than November 26, 2006 to be included in our proxy statement and form of proxy related to that meeting. In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 8, 2007. All shareholders' proposals should be sent to our Corporate Secretary at 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607.

OTHER MATTERS

Our 2005 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, Attention: Corporate Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4182. Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions "Performance Graph," "Board Compensation Committee Report on Executive Compensation," and "Report of the Audit Committee" shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Laurel L. Grammig
Secretary

Tampa, Florida
March 31, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

BROWN & BROWN, INC.

May 10, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

A vote FOR proposal 1 is recommended by the Board of Directors.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to the name(s) of such nominee(s) as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.